EXHIBIT 10.29

Endorsement

This Endorsement is attached to and made a part of that certain Promissory Note dated August 11,2005, with an original principal balance of $807,650.11, as amended by an Extension of Deed of Trust and Security Agreement dated December 21, 2007, a Note and Trust Deed Modification Agreement of April 2008 dated June 12, 2008, a Note and Trust Deed Modification Agreement of August 2008 dated August 22, 2008, a Note and Trust Deed Modification Agreement of January 2009 dated January 22, 2009 and a Note and Trust Deed Modification Agreement of May 2009 dated May 26, 2009 (collectively, the "Promissory Note"), made by Calais Resources, Inc., and Calais Resources Colorado, Inc. (collectively, the "Maker") to Duane A. Duffy, Glenn E. Duffy, Luke Garvey and James Ober, known as the Duffy Group (collectively, the "Holder").

For valuable consideration, the receipt and adequacy of which is hereby acknowledged, Holder hereby, unconditionally transfers, assigns and endorses to Apollo Gold, Inc., a Delaware corporation, all of Holder's right, title and interest in and to the Promissory Note and all forms of collateral and security under the Promissory Note. This transfer, assignment and endorsement is made without recourse to Holder, provided nothing in the foregoing is intended to alter, amend, or waive any enforcement rights against the Maker of the Promissory Note.

/s/ Duane A. Duffy Duane A. Duffy	/s/ Glenn E. Duffy Glenn E. Duffy
/s/ James Ober James Ober	/s/ Luke Garvey Luke Garvey